CONSENT TO REFERENCE IN PROXY STATEMENT

PROSPECTUS

February 14, 2024

Fortune Rise Acquisition Corporation

13575 58th Street North, Suite 200,

Clearwater, Florida 33760

In connection with the filing by Fortune Rise Acquisition Corporation (the “Company”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ T. Riggs Eckelberry
T. Riggs Eckelberry